Exhibit 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended June 30,				Six Months Ended June 30,
	2005		2004		2005		2004
			(in thousands)
Fixed Charges:
Gross interest expense	$5,621		$4,381		$11,045		$8,609
Interest portion of rent expense.	45		38		95		80

	5,666		4,419		11,140		8,689

Earnings:
Income before taxes	67,571		73,146		191,855		135,792
Plus: fixed charges	5,666		4,419		11,140		8,689
Less: capitalized interest	2,425		2,075		4,415		4,016

	$70,812		$75,490		$198,580		$140,465

Ratio of Earnings to Fixed Charges	12.5	x	17.1	x	17.8	x	16.2	x

	For the Years Ended December 31,
	2004		2003		2002		2001		2000
	(in thousands)
Fixed Charges:
Gross interest expense	$17,813		$15,642		$15,373		$15,034		$25,100
Interest portion of rent expense.	157		129		122		46		40

	17,970		15,771		15,495		15,080		25,140

Earnings:
Income before taxes	259,416		205,999		109,586		189,404		127,743
Plus: fixed charges	17,970		15,771		15,495		15,080		25,140
Less: capitalized interest	8,358		7,300		7,975		12,042		13,739

	$269,028		$214,470		$117,106		$192,442		$139,144

Ratio of Earnings to Fixed Charges	15.0	x	13.6	x	7.6	x	12.8	x	5.5	x